Bluegreen Vacations Corporation Reports Fourth Quarter and Full Year 2017 Results

BOCA RATON, Florida (March 6, 2018) – Bluegreen Vacations Corporation (NYSE: BXG) ("Bluegreen" or the “Company") today reported its fourth quarter and full year 2017 financial results.

Shawn B. Pearson, Chief Executive Officer and President said, “Following our successful initial public offering in November, we are  pleased to report our fourth quarter earnings, which included a 5% increase in system-wide sales of vacation ownership interests (“VOIs”), net, and $66.5 million of net income attributable to our shareholders.  We also continue to realize net new owner growth, which was  2% for the year ended December 31, 2017 as compared to December 31, 2016. Our Bluegreen Vacation Club offering, which delivers authentic local experiences to our owners and guests, continues to attract the differentiated and largest target demographic of middle America, with a focus on the Millennial generation. The vacation ownership industry is one of the fastest growing segments of the travel and tourism sector. We believe that we are well positioned to execute on our growth initiatives to provide long-term value for our shareholders with our flexible points-based vacation ownership product and a robust sales and marketing platform supported by our exclusive relationships with nationally-recognized brands such as Bass Pro Shops, Inc (“Bass Pro”) and Choice Hotels.”

Fourth Quarter 2017 Highlights:

•	Net income attributable to shareholders for the fourth quarter 2017 was $66.5 million, compared to $25.6 million for the same period in 2016;
•	EPS was $0.91, compared to $0.36 for the same period in 2016;
•	Total Adjusted EBITDA was $35.6 million, compared to $35.8 million for the same period in 2016;
•	Increased system-wide sales of VOIs, net by 5% to $154.0 million from $146.0 million during the fourth quarter of 2016;
•	Grew resort operations and club management revenue by 14% to $24.6 million from $21.6 million for the same period in 2016;
•	Capital-light revenue (1) was 67% of total revenue for the three months ended December 31, 2017, compared to 63% for the three months ended December 31, 2016;
•

Selling and marketing expenses, as a percentage of system-wide sales of VOIs, net, were 51% during the three months ended December 31, 2017, compared to 52% for the three months ended December 31, 2016;

•	Income tax benefit from the reduction of deferred tax liabilities as of December 31, 2017 as a result of the Tax Cuts and Jobs Act of 2017 was $47.7 million, or $0.66 per share.

Full Year 2017 Highlights:

•	Net income attributable to shareholders was $125.5 million for 2017, compared to net income of $75.0 million for 2016;
•	EPS was $1.76 for 2017, compared to $1.06 EPS for 2016;
•	Total Adjusted EBITDA grew 8% to $148.6 million for 2017, compared to $137.9 million for 2016;
•	Increased system-wide sales of VOIs, net by 2% to $616.7 million from $605.4 million during 2016;
•	Grew resort operations and club management revenue by 8% to $97.1 million from $89.6 million for 2016;
•	Capital-light revenue (1) was 67% of total revenue during 2017, compared to 60% for 2016;
•	Selling and marketing expenses, as a percentage of system-wide sales of VOIs, net, were 52% during 2017, which was consistent with 2016;
•	Income tax benefit from the reduction of deferred tax liabilities as of December 31, 2017 as a result of the Tax Cuts and Jobs Act of 2017 was $47.7 million, or $0.67 per share.

(1)  Bluegreen's "capital-light" revenue include revenues from the sales of VOIs under fee-based sales and marketing arrangements, just-in-time inventory acquisition arrangements, and secondary market arrangements, as well as its other fee-based services revenue.

Financial Results – Fourth Quarter of 2017

For the three months ended December 31, 2017, net income attributable to shareholders was $66.5 million, or $0.91 per share, compared to $25.6 million, or $0.36 per share for the three months ended December 31, 2016. The increase is primarily attributable to a $47.7 million income tax benefit in the fourth quarter of 2017, as deferred tax liabilities were reduced as a result of the Tax Cuts and Job Act of 2017 (the “Act”). The Act reduced the statutory Federal income tax rate to 21% from 35%.  As a result, the Company expects to pay lower income taxes on its deferred tax items in future years and is required to recognize the benefit for those lower taxes in the period when the new tax rates were enacted.  The Company provisionally estimates that its effective combined Federal and state income tax rate will decrease from  its typical historical rate of 39% to a range of 26% to 28% in 2018.

Income before non-controlling interest and provision for income tax was $29.0 million for the fourth quarter of 2017, a decrease of 23%, compared to $37.6 million for the fourth quarter of 2016. This decrease is primarily a result of:

•

A $4.8 million payment to Bass Pro in connection with an issue raised by Bass Pro regarding the computation of prior sales commissions paid to Bass Pro pursuant to our marketing relationship.  While we believe the amount of commissions originally paid was consistent with the terms and intent of the parties’ agreement and intend to continue discussions with Bass Pro regarding such payment, we made the $4.8 million payment and recognized the payment as a general administrative expense during the fourth quarter of 2017.  The resolution of this issue could result in an increase to our marketing expense in the future.

•

A $2.2 million expense for severance costs related to a Company-wide initiative to streamline and realign operations to facilitate future growth and investment in innovation (the “Corporate Realignment Initiative”).  The Corporate Realignment Initiative is expected to result in an estimated reduction in the Company’s annual salaries and benefits expense of $19.5 million.  The Company expects to apply a portion of this savings to additional associates and expenditures for growth-driving initiatives in 2018.

•

A $6.6 million increase in estimated uncollectable VOI notes receivable.  This increase was due to increased gross sales of VOIs and a $1.0 million charge for an increase in estimated uncollectable VOI notes receivable related to prior years’ sales in the fourth quarter of 2017 compared to a $3.4 million benefit for a reduction in estimated uncollectable VOI notes receivable in the fourth quarter of 2016.

•	The factors described above were partially offset by:
o	The income associated with a 5% increase in system-wide sales, net;
o	A reduction in selling and marketing costs as a percentage of system-wide sales of VOIs, net, to 51% from 52% in the three months ended December 31, 2016;
o

A 14% increase in resort operations and club management revenue and a 10% increase in pre-tax profits from such activities during the three months ended December 31, 2017 compared to the same period in 2016.

Financial Results – Full Year 2017

For the year ended December 31, 2017, net income attributable to shareholders was $125.5 million, or $1.76 per share, compared to $75.0 million, or $1.06 per share, for the year ended December 31, 2016. The increase is primarily attributable to the $47.7 million income tax benefit recognized in connection with the Act, as discussed above.

Income before non-controlling interest and provision for income tax was $135.3 million for 2017, an increase of 8%, compared to $124.9 million for 2016. This increase is primarily the result of:

•	The income associated with a 2% increase in sales;
•	An 8% increase in resort operations and club management revenue and a 2% increase in pre-tax profits from such activities during 2017 compared to 2016;
•	A reduction in cost of VOIs sold to 7% of sales of VOIs in 2017 from 10% in 2016;
•	These factors were partially offset by:
o	The $4.8 million payment to Bass Pro discussed above;
o

Expense of $5.8 million related to severance costs associated with the Corporate Realignment Initiative and severance costs associated with the retirement of an executive in September 2017; andAn increase in estimated uncollectable VOI notes receivable to 16% of gross sales of VOIs in 2017 from 14% in 2016.

Segment Results – Fourth Quarter 2017

Sales of VOIs and Financing

System-wide sales of VOIs, net were $154.0 million and $146.0 million during the three months ended December 31, 2017 and 2016, respectively. This increase was driven by an 11% increase in sales volume per guest (“VPG”), partially offset by a 7% reduction in sales tours. During 2017, we began screening the credit qualifications of potential marketing guests, resulting in the higher VPG and the lower number of tours in the three months ended December 31, 2017.  The Company believes that this screening should result in improved efficiencies in its sales process and intends to continue refining its methodology.  The VPG increased as the sale-to-tour conversion ratio increased 2%, partially offset by a 9% decrease in the average sales price per transaction for the three months ended December 31, 2017 compared to the three months ended December 31, 2016.  In the second quarter of 2017, the Company reintroduced sales of low-pointed, introductory packages, which the Company had previously eliminated in 2016.  The sales of these introductory packages improved VPG by increasing conversion rates, partially offset by lower average sales prices per transaction.

During the three months ended December 31, 2017 and 2016, financing revenue, net of financing expense related to the sale of VOIs was $15.4 million and $16.1 million, respectively. The decrease was primarily attributable to the lower weighted-average interest rate on our notes receivable of approximately 15.3% at December 31, 2017 compared to 15.7% at December 31, 2016.  The decrease in the weighted-average interest rate was primarily attributable to our introduction of “risk-based pricing” pursuant to which borrowers’ interest rates are determined based on their FICO score at the point of sale. As a result, the Company realized 2017 loan originations (after 30 day pay-offs, same as cash) with a weighted-average FICO score of 724 compared to 716 for 2016.

Operating profit for the Sales of VOIs and Financing segment was $37.0 million and $43.0 million for the fourth quarter of 2017 and 2016, respectively.

Adjusted EBITDA for the Sales of VOIs and Financing segment was $44.6 million for both the three months ended December 31, 2017 and 2016. Adjusted EBITDA for this segment was also impacted by the variance in estimated uncollectable VOI notes receivable, discussed above.

Resort Operations and Club Management

During the three months ended December 31, 2017 and 2016, resort operations and club management revenue was $24.6 million and $21.6 million, respectively, an increase of 14%. The resort properties Bluegreen manages increased from 46 as of December 31, 2016 to 48 as of December 31, 2017, due to new resorts under management in Charleston, South Carolina and Banner Elk, North Carolina.

Operating profit for the Resort Operations and Club Management segment was $9.9 million and $9.0 million for the fourth quarter of 2017 and 2016, respectively.

During the three months ended December 31, 2017 and 2016, Adjusted EBITDA  for the Resort Operations and Club Management segment was $10.5 million and $9.4 million, respectively, an increase of 12%.

Segment Results – Full Year 2017

Sales of VOIs and Financing

System-wide sales of VOIs, net were $616.7 million and $605.4 million during the year ended December 31, 2017 and 2016, respectively, an increase of 2%. This increase was driven by a 10% increase in VPG, partially offset by an 8% reduction in sales tours. These changes reflect the impact of screening of potential marketing guests, discussed above. The VPG increased as the average sales price per transaction increased by 12%, partially offset by a 2% decrease in the sale-to-tour conversion ratio for the year ended December 31, 2017 compared to the year ended December 31, 2016.

During the years ended December 31, 2017 and 2016, financing revenue, net of financing expense related to the sale of VOIs was $61.7 million and $60.3 million, respectively. The increase is a result of a lower weighted-average cost of borrowing and an increase in our VOI notes receivable portfolio in 2017 as compared to 2016.

Operating profit for the Sales of VOIs and Financing segment was $164.9 million and $162.7 million for the years ended December 31, 2017 and 2016, respectively.

Adjusted EBITDA of Sales of VOIs and Financing was $180.3 million and $169.1 million for the years ended December 31, 2017 and 2016, respectively, an increase of approximately 7%.   Adjusted EBITDA for this segment was also impacted by the decreased cost of VOIs sold and increased estimated uncollectable VOI notes receivable, discussed above.

Resort Operations and Club Management

During the years ended December 31, 2017 and 2016, resort operations and club management revenue was $97.1 million and $89.6 million, respectively, an increase of 8%.

Operating profit for the Resort Operations and Club Management segment was $37.7 million and $37.1 million for the years ended December 31, 2017 and 2016, respectively.

During the years ended December 31, 2017 and 2016, Adjusted EBITDA for the Resort Operations and Club Management segment  was $39.6 million and $38.5 million, respectively, an increase of approximately 3%.

Balance Sheet and Liquidity

As of December 31, 2017, unrestricted cash and cash equivalents totaled $197.3 million. Bluegreen had availability of approximately $219.6 million under its receivable-backed purchase and credit facilities, inventory lines of credit and corporate credit line as of December 31, 2017, subject to eligible collateral and the terms of the facilities, as applicable.

Free cash flow, which the Company defines as cash flow from operating activities, less capital expenditures, was $51.9 million for the year ended December 31, 2017, compared to $94.5 million for the year ended December 31,

2016. The decrease in free cash flow is primarily attributable to higher inventory expenditures, including the acquisition of secondary market and just-in-time inventory, as well as higher income tax payments in 2017.  The Company believes the Act will have a favorable impact on income tax payments in the future.

Initial Public Offering

On November 17, 2017, the initial public offering of Bluegreen Vacations' common stock was consummated. Bluegreen sold 3,736,723 shares in the intial public offering and BBX Capital Corporation (NYSE: BBX) (OTCQX: BBXTB) sold 3,736,722 shares as selling shareholder including 974,797 shares sold during December 2017 in connection with the underwriters exercise of its option to purchase additional shares. Bluegreen’s net proceeds from the offering were approximately $47.3 million, after deducting underwriting discounts and commissions and offering expenses. Bluegreen did not receive any proceeds from the sale of shares by BBX Capital.  Bluegreen’s common stock began trading on the New York Stock Exchange on November 17, 2017 under the symbol "BXG". BBX Capital now owns approximately 90% of Bluegreen’s outstanding common stock.

Dividend Establishment

On January 3, 2018, Bluegreen announced that its Board of Directors declared a cash dividend payment of $0.15 per share of common stock. The dividend was paid on January 23, 2018 to shareholders of record on the close of trading on January 16, 2018. Bluegreen currently intends to continue to pay quarterly cash dividends on its common stock of $0.15 per share, but such dividends are at the discretion of the Board of Directors and are dependent on many factors, including provisions of Bluegreen’s debt.

Fourth Quarter 2017 Webcast

The Company has provided a pre-recorded business update and management presentation via webcast link, listed below, on the Investor Relations section of its website at ir.bluegreenvacations.com. A transcript will also be available simultaneously with the webcast.

Webcast link: https://services.choruscall.com/links/bxg180306.html

Forward-Looking Statements:

Certain statements in this press release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, are forward-looking statements.  Forward-looking statements are based on current expectations of management and can be identified by the use of words such as “believe”, “may”, “could”, “should”, “plans”, “anticipates”, “intends”, “estimates”, “expects”, and other words and phrases of similar impact.  Forward-looking statements involve risks, uncertainties and other factors, many of which are beyond our control, that may cause actual results or performance to differ from those set forth or implied in the forward-looking statements. These risks and uncertainties include, without limitation, additional risks and uncertainties described in Bluegreen's filings with the Securities and Exchange Commission, including, without limitation, those described in the “Risk Factors” section of Bluegreen’s Annual Report on Form 10-K for the year ended December 31, 2016.  Bluegreen cautions that the foregoing factors are not exclusive. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made. Bluegreen does not undertake, and specifically disclaims any obligation, to update or supplement any forward-looking statements.

Non-GAAP Financial Measures:

The Company refers to certain non-GAAP financial measures in this press release, including Adjusted EBITDA and free cash flow.  Please see the supplemental tables and definitions attached herein for additional information and reconciliation of such non-GAAP financial measures.

About Bluegreen Vacations Corporation:

Bluegreen Vacations Corporation (NYSE: BXG) is a leading vacation ownership company that markets and sells vacation ownership interests (VOIs) and manages resorts in top leisure and urban destinations. The Bluegreen Vacation Club is a flexible, points-based, deeded vacation ownership plan with approximately 213,000 owners, 67 Club and Club Associate Resorts and access to more than 11,000 other hotels and resorts through partnerships and exchange networks as of December 31, 2017. Bluegreen Vacations also offers a portfolio of comprehensive, fee-based resort management, financial, and sales and marketing services, to or on behalf of third parties. Bluegreen is 90% owned by BBX Capital Corporation (NYSE: BBX) (OTCQX: BBXTB), a diversified holding company.

About BBX Capital Corporation:

BBX Capital Corporation (NYSE: BBX) (OTCQX: BBXTB), is a Florida-based diversified holding company whose activities include its 90% ownership interest in Bluegreen Vacations Corporation (NYSE: BXG) as well as its real state and middle market divisions. For additional information, please visit www.BBXCapital.com.

Investor Relations Contact:
Edelman Financial Communications

Danielle O’Brien

Bluegreen@edelman.com
(212) 704-8166

Media Contact:
Brad Simon
Bradley.Simon@edelman.com
(305) 358-5291

BLUEGREEN VACATIONS CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

AND COMPREHENSIVE INCOME

(In thousands, except per share data)

	For the Three Months Ended December 31,
	2017	2016

Revenues:
Gross sales of VOIs	$80,882	$76,942
Estimated uncollectible VOI notes receivable	(14,059)	(7,454)
Sales of VOIs	66,823	69,488

Fee-based sales commission revenue	50,343	48,111
Other fee-based services revenue	28,377	25,027
Interest income	21,203	22,579
Other income, net	432	1,383
Total revenues	167,178	166,588

Costs and expenses:
Cost of VOIs sold	6,702	7,936
Cost of other fee-based services	16,786	15,835
Selling, general and administrative expenses	108,455	98,523
Interest expense	6,198	6,392
Other expense, net	—	256
Total costs and expenses	138,141	128,942

Income before non-controlling interest and provision
for income taxes	29,037	37,646
(Benefit) Provision for income taxes	(40,818)	8,830
Net income	69,855	28,816
Less: Net income attributable to non-controlling interest	3,386	3,248
Net income attributable to Bluegreen Vacations
Corporation Shareholders	$66,469	$25,568

Earnings per share attributable to
Bluegreen Vacation Corporation shareholders - Basic and diluted (1)	$0.91	$0.36

Weighted average number of common shares:
Basic and diluted (1)	72,804,499	70,997,732

(1)

The calculation of basic and diluted earnings per share and weighted average number of common shares reflects the shares issued in connection with our initial public offering during November 2017 and gives effect to the stock split effected in connection therein as if the stock split is effected January 1, 2016.

BLUEGREEN VACATIONS CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

AND COMPREHENSIVE INCOME

(In thousands, except per share data)

	For the Years Ended December 31,
	2017	2016

Revenues:
Gross sales of VOIs	$285,796	$310,570
Estimated uncollectible VOI notes receivable	(46,134)	(44,428)
Sales of VOIs	239,662	266,142

Fee-based sales commission revenue	229,389	201,829
Other fee-based services revenue	111,819	103,448
Interest income	86,876	89,510
Other income, net	312	1,724
Total revenues	668,058	662,653

Costs and expenses:
Cost of VOIs sold	17,439	27,346
Cost of other fee-based services	68,336	64,479
Selling, general and administrative expenses	416,970	415,027
Interest expense	29,977	30,853
Total costs and expenses	532,722	537,705

Income before non-controlling interest and
provision for income taxes	135,336	124,948
(Benefit) Provision for income taxes	(2,974)	40,172
Net income	138,310	84,776
Less: Net income attributable to non-controlling interest	12,784	9,825
Net income attributable to Bluegreen Vacations
Corporation Shareholders	$125,526	$74,951

Earnings per share attributable to
Bluegreen Vacations Corporation shareholders - Basic and diluted (1)	$1.76	$1.06

Weighted average number of common shares:
Basic and diluted (1)	71,448,186	70,997,732

(1)

The calculation of basic and diluted earnings per share and weighted average number of common shares reflects the shares issued in connection with our initial public offering during November 2017 and gives effect to the stock split effected in connection therein as if the stock split is effected January 1, 2016.

BLUEGREEN VACATIONS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	For the Years Ended December 31,
	2017	2016
Operating activities:
Net income	$138,310	$84,776
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation and amortization	14,110	14,272
Loss (Gain) on disposal of property and equipment	524	(1,046)
Provision for credit losses	46,149	44,337
(Benefit) Provision for deferred income taxes	(42,650)	15,147
Changes in operating assets and liabilities:
Notes receivable	(47,470)	(59,219)
Prepaid expenses and other assets	(7,103)	5,280
Inventory	(42,757)	(18,323)
Accounts payable, accrued liabilities and other, and
deferred income	6,857	16,644
Net cash provided by operating activities	65,970	101,868

Investing activities:
Purchases of property and equipment	(14,115)	(9,605)
Proceeds from sale of property and equipment	—	2,253
Net cash used in investing activities	(14,115)	(7,352)

Financing activities:
Proceeds from borrowings collateralized
by notes receivable	203,001	238,521
Payments on borrowings collateralized by notes receivable	(195,919)	(227,163)
Proceeds from borrowings under line-of-credit facilities
and notes payable	36,426	45,243
Payments under line-of-credit facilities and notes payable	(34,851)	(46,269)
Payments of debt issuance costs	(3,390)	(4,608)
Gross proceeds from public offering	48,652	—
Payments of public offering costs	(1,383)	—
Distributions to non-controlling interest	(11,270)	(12,250)
Dividends paid	(40,000)	(70,000)
Net cash provided by (used in) financing activities	1,266	(76,526)
Net increase in cash and cash equivalents
and restricted cash	53,121	17,990
Cash, cash equivalents and restricted cash
at beginning of period	190,228	172,238
Cash, cash equivalents and restricted cash at end of period	$243,349	$190,228

BLUEGREEN VACATIONS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS – (Continued)

(In thousands)

	For the Years Ended December 31,
	2017	2016
Supplemental schedule of operating cash flow information:
Interest paid, net of amounts capitalized	$26,244	$27,511
Income taxes paid	$41,035	$26,769

BLUEGREEN VACATIONS CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	As of December 31,
	2017	2016

ASSETS
Cash and cash equivalents	$197,337	$144,122
Restricted cash ($19,488 and $21,894 in VIEs at December 31, 2017
and December 31, 2016, respectively)	46,012	46,106
Notes receivable, net ($282,599 and $287,012 in VIEs
at December 31, 2017 and December 31, 2016, respectively)	431,801	430,480
Inventory	281,291	238,534
Prepaid expenses	10,743	8,745
Other assets	52,506	48,099
Intangible assets, net	61,978	61,749
Loan to related party	80,000	80,000
Property and equipment, net	74,756	70,797
Total assets	$1,236,424	$1,128,632

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Accounts payable	$22,955	$21,769
Accrued liabilities and other	77,317	70,947
Deferred income	36,311	37,015
Deferred income taxes	83,628	126,278
Receivable-backed notes payable - recourse	84,697	87,631
Receivable-backed notes payable - non-recourse (in VIEs)	336,421	327,358
Lines-of-credit and notes payable	100,194	98,382
Junior subordinated debentures	70,384	69,044
Total liabilities	811,907	838,424

Commitments and Contingencies

Shareholders' Equity
Common stock, $.01 par value, 100,000,000 shares authorized; 74,734,455 shares issued and outstanding at December 31, 2017 and 70,997,732 shares
issued and outstanding at December 31, 2016 (1)	747	710
Additional paid-in capital	274,366	227,134
Retained earnings	107,118	21,592
Total Bluegreen Vacations Corporation shareholders' equity	382,231	249,436
Non-controlling interest	42,286	40,772
Total shareholders' equity	424,517	290,208
Total liabilities and shareholders' equity	$1,236,424	$1,128,632

(1)

The calculation of basic and diluted earnings per share and number of shares issued and outstanding reflects the shares issued in connection with our initial public offering during November 2017 and gives effect to the stock split effected in connection therewith as if the stock split was effected on January 1, 2016.

BLUEGREEN VACATIONS CORPORATION

ADJUSTED EBITDA RECONCILIATION

(In thousands)

	For the Three Months Ended December 31,
	2017	2016
Net income attributable to shareholder(s)	$66,469	$25,568
Net income attributable to the non-controlling interest in Bluegreen/Big Cedar Vacations	3,386	3,248
Adjusted EBITDA attributable to the non-controlling interest in Bluegreen/Big Cedar Vacations	(3,348)	(3,189)
Loss (gain) on assets held for sale	2	(1,386)
Add: Depreciation	2,541	2,400
Less: Interest income (other than interest earned on VOI notes receivable)	(1,387)	(2,061)
Add: Interest expense - corporate and other	1,753	2,255
Add: Franchise taxes	51	98
Add: (Benefit) provision for income taxes	(40,818)	8,830
Add: Corporate realignment cost	2,157	—
Add: One-time payment to Bass Pro	4,781	—
Total Adjusted EBITDA	$35,587	$35,763

	For the Years Ended December 31,
	2017	2016
Net income attributable to shareholder(s)	$125,526	$74,951
Net income attributable to the non-controlling interest in Bluegreen/Big Cedar Vacations	12,784	9,825
Adjusted EBITDA attributable to the non-controlling interest in Bluegreen/Big Cedar Vacations	(12,509)	(9,705)
Loss (gain) on assets held for sale	46	(1,423)
Add: One-time special bonus	—	10,000
Add: Depreciation	9,632	9,536
Less: Interest income (other than interest earned on VOI notes receivable)	(6,874)	(8,167)
Add: Interest expense - corporate and other	12,168	12,505
Add: Franchise taxes	178	186
Add: (Benefit) provision for income taxes	(2,974)	40,172
Add: Corporate realignment cost	5,836	—
Add: One-time payment to Bass Pro	4,781	—
Total Adjusted EBITDA	$148,594	$137,880

BLUEGREEN VACATIONS CORPORATION

SEGMENT ADJUSTED EBITDA SUMMARY

(In thousands)

	For the Three Months Ended December 31,
	2017	2016
Adjusted EBITDA - sales of VOIs and financing	$44,645	$44,581
Adjusted EBITDA - resort operations and club management	10,538	9,378
Total Segment Adjusted EBITDA	55,183	53,959
Less: Corporate and other	(19,596)	(18,196)
Total Adjusted EBITDA	$35,587	$35,763

	For the Years Ended December 31,
	2017	2016
Adjusted EBITDA - sales of VOIs and financing	$180,307	$169,068
Adjusted EBITDA - resort operations and club management	39,574	38,517
Total Segment Adjusted EBITDA	219,881	207,585
Less: Corporate and other	(71,287)	(69,705)
Total Adjusted EBITDA	$148,594	$137,880

BLUEGREEN VACATIONS CORPORATION

SALES OF VOIS AND FINANCING SEGMENT – ADJUSTED EBITDA

(In thousands)

	For the Three Months Ended December 31,
	2017		2016
	Amount	% of System- wide sales of VOIs (5)	Amount	% of System- wide sales of VOIs (5)

Developed sales (1)	$84,706	55%	$78,044	53%
Secondary Market sales	64,397	42	58,581	40
Fee-Based sales	73,098	47	69,059	48
JIT sales	8,608	6	2,851	2
Less: Equity trade allowances (6)	(76,829)	(50)	(62,534)	(43)
System-wide sales of VOIs, net	153,980	100%	146,001	100%
Less: Fee-Based sales	(73,098)	(47)	(69,059)	(47)
Gross sales of VOIs	80,882	53	76,942	53
Estimated uncollectible VOI
notes receivable (2)	(14,059)	(17)	(7,454)	(10)
Sales of VOIs	66,823	43	69,488	48
Cost of VOIs sold (3)	(6,702)	(10)	(7,936)	(11)
Gross profit (3)	60,121	90	61,552	89
Fee-Based sales commission revenue (4)	50,343	69	48,111	70
Financing revenue, net of financing expense	15,428	10	16,134	11
Other fee-based services - title operations, net	2,714	2	2,299	2
Net carrying cost of VOI inventory	(1,002)	(1)	(2,097)	(1)
Selling and marketing expenses	(78,026)	(51)	(75,975)	(52)
General and administrative expenses - sales and marketing	(12,613)	(8)	(7,001)	(5)
Operating profit - sales of VOIs and financing	36,965	24%	43,023	29%
Add: Depreciation	1,664		1,558
Add: Corporate realignment cost	1,235		—
Add: One-time payment to Bass Pro	4,781		—
Adjusted EBITDA - sales of VOIs and financing	$44,645		$44,581

(1)	Developed VOI sales represent sales of VOIs acquired or developed by us under our developed VOI business. Developed VOI sales do not include Secondary Market sales, Fee-Based sales or JIT sales.
(2)	Percentages for estimated uncollectible VOI notes receivable are calculated as a percentage of gross sales of VOIs, which excludes Fee-Based sales (and not of system-wide sales of VOIs, net).
(3)	Percentages for costs of VOIs sold and gross profit are calculated as a percentage of sales of VOIs (and not of system-wide sales of VOIs, net).
(4)	Percentages for Fee-Based sales commission revenue are calculated as a percentage of Fee-Based sales (and not of system-wide sales of VOIs, net).
(5)	Represents the applicable line item, calculated as a percentage of system-wide sales of VOIs, net, unless otherwise indicated in the above footnotes.
(6)	Equity trade allowances are amounts granted to customers upon trading in their existing VOIs in connection with the purchase of additional VOIs.

	For the Years Ended December 31,
	2017		2016
	Amount	% of System- wide sales of VOIs(5)	Amount	% of System- wide sales of VOIs(5)

Developed sales (1)	$296,486	48%	$394,745	65%
Secondary Market sales	182,108	30	164,991	27
Fee-Based sales	330,854	54	294,822	49
JIT sales	45,982	7	39,626	7
Less: Equity trade allowances (6)	(238,780)	(39)	(288,792)	(48)
System-wide sales of VOIs, net	616,650	100%	605,392	100%
Less: Fee-Based sales	(330,854)	(54)	(294,822)	(49)
Gross sales of VOIs	285,796	46	310,570	51
Estimated uncollectible VOI
notes receivable (2)	(46,134)	(16)	(44,428)	(14)
Sales of VOIs	239,662	39	266,142	44
Cost of VOIs sold (3)	(17,439)	(7)	(27,346)	(10)
Gross profit (3)	222,223	93	238,796	90
Fee-Based sales commission revenue (4)	229,389	69	201,829	68
Financing revenue, net of financing expense	61,659	10	60,290	10
Other fee-based services - title operations, net	9,963	2	8,722	1
Net carrying cost of VOI inventory	(4,220)	(1)	(6,847)	(1)
Selling and marketing expenses	(319,211)	(52)	(314,039)	(52)
General and administrative expenses - sales and marketing	(34,869)	(6)	(26,024)	(4)
Operating profit - sales of VOIs and financing	164,934	27%	162,727	27%
Add: Depreciation	6,270		6,341
Add: Corporate realignment cost	4,322		—
Add: One-time payment to Bass Pro	4,781		—
Adjusted EBITDA - sales of VOIs and financing	$180,307		$169,068

(1)	Developed VOI sales represent sales of VOIs acquired or developed by us under our developed VOI business. Developed VOI sales do not include Secondary Market sales, Fee-Based sales or JIT sales.
(2)	Percentages for estimated uncollectible VOI notes receivable are calculated as a percentage of gross sales of VOIs, which excludes Fee-Based sales (and not of system-wide sales of VOIs, net).
(3)	Percentages for costs of VOIs sold and gross profit are calculated as a percentage of sales of VOIs (and not of system-wide sales of VOIs, net).
(4)	Percentages for Fee-Based sales commission revenue are calculated as a percentage of Fee-Based sales (and not of system-wide sales of VOIs, net).
(5)	Represents the applicable line item, calculated as a percentage of system-wide sales of VOIs, net, unless otherwise indicated in the above footnotes.
(6)	Equity trade allowances are amounts granted to customers upon trading in their existing VOIs in connection with the purchase of additional VOIs.

BLUEGREEN VACATIONS CORPORATION

SALES OF VOIs AND FINANCING SEGMENT

SALES AND MARKETING DATA

	For the Three Months Ended December 31,
	2017	2016	% Change

Number of sales offices at period-end	23	23	-
Number of active sale arrangements with third-party clients at period-end	16	18	(11)
Total number of VOI sales transactions	10,067	8,811	14
Average sales price per transaction	$15,135	$16,706	(9)
Number of total guests tours	58,570	62,885	(7)
Sale-to-tour conversion ratio– total marketing guests	15.0%	14.7%	2
Number of new guest tours	36,410	42,116	(14)
Sale-to-tour conversion ratio– marketing guests	14.5%	10.3%	41
Percentage of sales to existing owners	51.3%	47.0%	9
Average sales volume per guest	$2,601	$2,341	11

	For the Year Ended December 31,
	2017	2016	% Change

Number of sales offices at period-end	23	23	-
Number of active sale arrangements with third-party clients at period-end	16	18	(11)
Total number of VOI sales transactions	40,705	45,340	(10)
Average sales price per transaction	$15,365	$13,727	12
Number of total guest tours	252,257	274,987	(8)
Sale-to-tour conversion ratio– total marketing guests	16.1%	16.5%	(2)
Number of new guest tours	162,083	190,235	(15)
Sale-to-tour conversion ratio– marketing guests	13.4%	13.5%	(1)
Percentage of sales to existing owners	49.4%	46.0%	7
Average sales volume per guest	$2,479	$2,263	10

BLUEGREEN VACATIONS CORPORATION

RESORT OPERATIONS AND CLUB MANAGEMENT SEGMENT – ADJUSTED EBITDA

(In thousands)

	For the Three Months Ended December 31,
	2017		2016
Resort operations and club management revenue	$24,562		$21,608
Resort operations and club management expense	(14,683)		(12,617)
Operating profit - resort operations and club management	9,879	40%	8,991	42%
Add: Depreciation	404		387
Add: Corporate realignment cost	255		—
Adjusted EBITDA - resort operations and club management	$10,538		$9,378

	For the Years Ended December 31,
	2017		2016
Resort operations and club management revenue	$97,077		$89,610
Resort operations and club management expense	(59,337)		(52,516)
Operating profit - resort operations and club management	37,740	39%	37,094	41%
Add: Depreciation	1,579		1,423
Add: Corporate realignment cost	255		—
Adjusted EBITDA - resort operations and club management	$39,574		$38,517

BLUEGREEN VACATIONS CORPORATION

CORPORATE AND OTHER – ADJUSTED EBITDA

(In thousands)

	For the Three Months Ended December 31,
	2017	2016
General and administrative expenses - corporate and other	$(17,961)	$(15,366)
Adjusted EBITDA attributable to the non-controlling interest in Bluegreen/Big Cedar Vacations	(3,348)	(3,189)
Other income, net	432	1,127
Add: Financing revenue -corporate and other	1,475	2,127
Less: Interest income (other than interest earned on VOI notes receivable)	(1,387)	(2,061)
Add: Franchise taxes	51	98
Loss (gain) on assets held for sale	2	(1,386)
Add: Depreciation	473	454
Add: Corporate realignment cost	667	—
Corporate and other	$(19,596)	$(18,196)

	For the Years Ended December 31,
	2017	2016
General and administrative expenses - corporate and other	$(62,701)	$(72,652)
Adjusted EBITDA attributable to the non-controlling interest in Bluegreen/Big Cedar Vacations	(12,509)	(9,705)
Other income, net	312	1,724
Add: One-time special bonus	—	10,000
Add: Financing revenue -corporate and other	7,219	8,560
Less: Interest income (other than interest earned on VOI notes receivable)	(6,874)	(8,167)
Add: Franchise taxes	178	186
Loss (gain) on assets held for sale	46	(1,423)
Add: Depreciation	1,783	1,772
Add: Corporate realignment cost	1,259	—
Corporate and other	$(71,287)	$(69,705)

BLUEGREEN VACATIONS CORPORATION

FREE CASH FLOW RECONCILIATION

(In thousands)

	For the Years Ended December 31,
	2017	2016
Net cash provided by operating activities	$65,970	$101,868
Purchases of property and equipment	(14,115)	(9,605)
Proceeds from sale of property and equipment	—	2,253
Free Cash Flow	$51,855	$94,516

BLUEGREEN VACATIONS CORPORATION

DEFINITIONS

Principal Components Affecting our Results of Operations

Principal Components of Revenues

Fee-Based Sales.  Represent sales of third-party VOIs where we are paid a commission.

JIT Sales.  Represent sales of VOIs acquired from third parties in close proximity to when we intend to sell such VOIs.

Secondary Market Sales.  Represent sales of VOIs acquired from HOAs or other owners, typically in connection with maintenance fee defaults. This inventory is generally purchased at a greater discount to retail price compared to developed VOI sales and JIT sales.

Developed VOI Sales.  Represent sales of VOIs in resorts that we have developed or acquired (not including inventory acquired through JIT and secondary market arrangements).

Financing Revenue.  Represents revenue from the financing of VOI sales, which includes interest income and loan servicing fees. We also earn fees from providing mortgage servicing to certain third-party developers to purchasers of their VOIs.

Resort Operations and Club Management Revenue.  Represents recurring fees from managing the Vacation Club and transaction fees for certain resort amenities and certain member exchanges. We also earn recurring management fees under our management agreements with HOAs for day-to-day management services, including oversight of housekeeping services, maintenance, and certain accounting and administrative functions.

Other Fee-Based Services.  Represents revenue earned from various other services that produce recurring, predictable and long-term revenue, such as title services.

Principal Components of Expenses

Cost of VOIs Sold. Represents the cost at which our owned VOIs sold during the period were relieved from inventory. In addition to inventory from our VOI business, our owned VOIs also include those that were acquired by us under JIT and secondary market arrangements. Compared to the cost of our developed VOI inventory, VOIs acquired in connection with JIT arrangements typically have a relatively higher associated cost of sales as a percentage of sales while those acquired in connection with secondary market arrangements typically have a lower cost of sales as a percentage of sales as secondary market inventory is generally obtained from HOAs at a significant discount to retail price. Cost of VOIs sold as a percentage of sales of VOIs varies between periods based on the relative costs of the specific VOIs sold in each period and the size of the point packages of the VOIs sold (primarily due to offered volume discounts, and taking into account consideration of cumulative sales to existing owners). Additionally, the effect of changes in estimates under the relative sales value method, including estimates of projected sales, future defaults, upgrades and incremental revenue from the resale of repossessed VOI inventory, are reflected on a retrospective basis in the period the change occurs. Cost of sales will typically be favorably impacted in periods where a significant amount of secondary market VOI inventory is acquired and the resulting change in estimate is recognized. While we believe that there is additional inventory that can be obtained through the secondary market at favorable prices to us in the future, there can be no assurance that such inventory will be available as expected.

Net Carrying Cost of VOI Inventory.  Represents the maintenance fees and developer subsidies for unsold VOI inventory paid or accrued to the HOAs that maintain the resorts. We attempt to offset this expense, to the extent possible, by generating revenue from renting our VOIs and through utilizing them in our sampler programs. We net such revenue from this expense item.

Selling and Marketing Expense.  Represents costs incurred to sell and market VOIs, including costs relating to marketing and incentive programs, tours, and related wages and sales commissions. Revenues from vacation package sales are netted against selling and marketing expenses.

Financing Expense.  Represents financing interest expense related to our receivable-backed debt, amortization of the related debt issuance costs and other expenses incurred in providing financing and servicing loans. Additionally, financing expense includes the administrative costs associated with mortgage servicing activities for our loans and the loans of certain third-party developers.  Mortgage servicing activities include, amongst other things, payment processing, reporting and collections.

Resort Operations and Club Management Expense.  Represents costs incurred to manage resorts and the Vacation Club, including payroll and related costs and other administrative costs to the extent not reimbursed by the Vacation Club or HOAs.

General and Administrative Expense.  Primarily represents compensation expense for personnel supporting our business and operations, professional fees (including consulting, audit and legal fees), and administrative and related expenses.

Key Business and Financial Metrics and Terms Used by Management

Sales of VOIs.  Represent sales of our owned VOIs, including developed VOIs and those acquired through JIT and secondary market arrangements, reduced by equity trade allowances and an estimate of uncollectible VOI notes receivable. In addition to the factors impacting system-wide sales of VOIs, net, sales of VOIs are impacted by the proportion of system-wide sales of VOIs, net sold on behalf of third-parties on a commission basis, which are not included in sales of VOIs.

System-wide Sales of VOIs, net.  Represents all sales of VOIs, whether owned by us or a third party immediately prior to the sale. Sales of VOIs owned by third parties are transacted as sales of VOIs in our Vacation Club through the same selling and marketing process we use to sell our VOI inventory. We consider system-wide sales of VOIs, net to be an important operating measure because it reflects all sales of VOIs by our sales and marketing operations without regard to whether we or a third party owned such VOI inventory at the time of sale. System-wide sales of VOIs, net is not a recognized term under GAAP and should not be considered as an alternative to sales of VOIs or any other measure of financial performance derived in accordance with GAAP or to any other method of analyzing our results as reported under GAAP.

Guest Tours.  Represents the number of sales presentations given at our sales centers during the period.

Sale to Tour Conversion Ratio.  Represents the rate at which guest tours are converted to sales of VOIs and is calculated by dividing guest tours by number of VOI sales transactions.

Average Sales Volume Per Guest (“VPG”).  Represents the sales attributable to tours at our sales locations and is calculated by dividing VOI sales by guest tours. We consider VPG to be an important operating measure because it measures the effectiveness of our sales process, combining the average transaction price with the sale-to-tour conversion ratio.

Adjusted EBITDA.  We define Adjusted EBITDA as earnings, or net income, before taking into account interest income (excluding interest earned on VOI notes receivable), interest expense (excluding interest expense incurred on debt secured by our VOI notes receivable), income and franchise taxes, loss (gain) on assets held for sale, depreciation and amortization, amounts attributable to the non-controlling interest in Bluegreen/Big Cedar Vacations (in which we own a 51% interest), and items that we believe are not representative of ongoing operating results. For purposes of the Adjusted EBITDA calculation, no adjustments were made for interest income earned on our VOI notes receivable or the interest expense incurred on debt that is secured by such notes receivable because they are both considered to be part of the operations of our business.

We consider our total Adjusted EBITDA and our Segment Adjusted EBITDA to be an indicator of our operating performance, and it is used by us to measure our ability to service debt, fund capital expenditures and expand our business. Adjusted EBITDA is also used by companies, lenders, investors and others because it excludes certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be dependent on a company’s capital structure, debt levels and credit ratings. Accordingly, the impact of interest expense on earnings can vary significantly among companies. The tax positions of companies can also vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the jurisdictions in which they operate. As a result, effective tax rates and provision for income taxes can vary considerably among companies. Adjusted EBITDA also excludes depreciation and amortization because companies utilize productive assets of different ages and use different methods of both acquiring and depreciating productive assets. These differences can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies.

Adjusted EBITDA is not a recognized term under GAAP and should not be considered as an alternative to net income (loss) or any other measure of financial performance or liquidity, including cash flow, derived in accordance with GAAP, or to any other method or analyzing our results as reported under GAAP. The limitations of using Adjusted EBITDA as an analytical tool include, without limitation, that Adjusted EBITDA does not reflect (i) changes in, or cash requirements for, our working capital needs; (ii) our interest expense, or the cash requirements necessary to service interest or principal payments on our indebtedness (other than as noted above); (iii) our tax expense or the cash requirements to pay our taxes; (iv) historical cash expenditures or future requirements for capital expenditures or contractual commitments; or (v) the effect on earnings or changes resulting from matters that we consider not to be indicative of our future operations or performance. Further, although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements. In addition, our definition of Adjusted EBITDA may not be comparable to definitions of Adjusted EBITDA or other similarly titled measures used by other companies.